Reg. S-K
Item 601
Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-61350, 333-68175, 333-81500 and 333-98145 on Form S-3 and Registration Statement Nos. 333-18443, 333-43366, 333-53046, 333-62273, 333-64284, 333-70609, 333-74312, 333-75612, 333-101662, and 333-111614 on Form S-8 of our report dated February 27, 2008, relating to the consolidated financial statements and financial statement schedule of Berkshire Hathaway Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s accounting for uncertainty in 2007 and pension and postretirement benefit plans in 2006), and the effectiveness of Berkshire Hathaway Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2007.
DELOITTE & TOUCHE LLP
Omaha, Nebraska

February 29, 2008